                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE


                                                       THREE MONTHS
                                                    ENDED NOVEMBER 30,
                                                --------------------------
                                                   2001            2000
                                                ----------      ----------
BASIC
Net income                                      $2,138,979      $1,666,061
                                                ----------      ----------
Weighted average shares outstanding (basic)      5,322,632       6,254,598
                                                ----------      ----------
Basic earnings per share                        $      .40      $      .27
                                                ==========      ==========

DILUTED
Net income                                      $2,138,979      $1,666,061
                                                ----------      ----------
Effect of dilutive securities                      457,437(1)      153,435
                                                ----------      ----------
Weighted average shares outstanding (diluted)    5,780,069       6,408,033
                                                ----------      ----------
Diluted earnings per share                      $      .37      $      .26
                                                ==========      ==========


(1) During fiscal quarters ended November 30, 2001 and 2000, certain shares subject to options to acquire common stock were not included in certain computations of EPS because the option exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended November 30, 2001 excluded 4,000 shares subject to options, with an exercise price of $23.75. The computation for the quarter ended November 30, 2000 excluded 805,859 shares subject to options, with exercise prices ranging from $5.50 to $23.75.